Exhibit 10.1

DIRECTOR COMPENSATION

General

A director who is one of our employees receives no additional compensation for his or her services as a director or as a member of a committee of the board. A director who is not one of our employees receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Initial Stock Award

Following initial election to the board, each non-employee director receives 1,000 shares of AGL Resources common stock on the first day of board service.

Annual Retainer

Each non-employee director receives on the first day of each annual service term (i) $30,000 payable, at the election of each director, in cash, shares of AGL Resources common stock or deferred under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the “CSE Plan” and (ii) $30,000 payable, at the election of each director, in shares of AGL Resources common stock or deferred under the CSE Plan.

Amounts deferred under the CSE Plan are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with equivalents to dividend payments that are made on AGL Resources common stock. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividend equivalents.

Meeting Fees

Each non-employee director receives $2,000 for attendance at each meeting of the board and any committee of the board of which he or she is a member.

Meeting fees may be paid in cash or, at the election of a director, may be deferred under the CSE Plan. As noted above, under the CSE Plan, deferred meeting fees are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with dividend payments. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividends.